EXHIBIT 10.20
AMENDMENT TO THE
FLUX POWER HOLDINGS, INC.
2014 EQUITY INCENTIVE PLAN
(Effective as of October 26, 2017)

WHEREAS, Flux Power Holdings, Inc. (“Flux”) established the Flux Power Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”), originally effective as of November 26, 2014, under which Flux is authorized to grant equity-based incentive awards to its employees, directors, officers and consultants in the service of Flux or any subsidiary corporation;

WHEREAS, pursuant to Section 4.1 of the Plan, 10,000,000 shares of common stock were reserved and available for grant and issuance pursuant to the Plan (the “Original Maximum Number”);

WHEREAS, on August 18, 2017, the Corporation effected a 1:10 reverse stock split, which in effect proportionately decreased the Original Maximum Number under the Plan to 1,000,000 shares of common stock;

WHEREAS, Section 23 of the Plan provides that the Board of Directors of Flux (“Board”) may amend the Plan to increase the Plan’s share limitation with the approval of the stockholders;

WHEREAS, on October 26, 2017, the Board approved the amendment to the Plan to (i) increase the maximum number of available shares under the Plan to 10,000,000 shares, and (ii) in connection with Section 162(m) of the Internal Revenue Code, increase the maximum number of shares with respect to one or more options that may be granted during any one fiscal year under the Plan to any one participant to 1,000,000 (collectively the “Plan Amendments”); and

WHEREAS, on August 2, 2018, a notice to Flux’s stockholders was provided informing them that a controlling stockholder holding a majority of Flux’s outstanding voting capital stock approved the Plan Amendments on July 23, 2018.

NOW, THEREFORE, effective October 26, 2017, the Plan is amended as set forth below:

1.           Section 4.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“4.1.           Number of Shares Available. Subject to Section 4.2, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be ten million (10,000,000) (the “Maximum Number”). Not more than the Maximum Number of shares of Stock shall be granted in the form of Incentive Stock Options. Shares issued under the Plan will be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.”

2.           Section 4.3 of the Plan is hereby deleted and replaced in its entirety with the following:

“4.3.           Limitations on Awards. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 4.2), the Maximum Number of Shares of Stock with respect to one or more Options that may be granted during any one fiscal year under the Plan to any one Participant will be one million (1,000,000). Determinations under the preceding sentence will be made in a manner that is consistent with Section 162(m) of the Code and regulations promulgated thereunder. The provisions of this Section will not apply in any circumstance with respect to which the Administrator determines that compliance with Section 162(m) of the Code is not necessary.”

3.
Except as set forth above, the Plan shall continue to read in its current state.

Flux Power Holdings, Inc. /s/ Ronald Dutt
Ronald Dutt, Chief Executive Officer, President, Interim Chief Financial Officer & Director